CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 23, 2011, relating to the financial statements and financial highlights which appear in the July 31, 2011 Annual Reports to Shareholders of John Hancock Currency Strategies Fund, John Hancock Fundamental All Cap Core Fund, John Hancock Fundamental Large Cap Core Fund, John Hancock Fundamental Large Cap Value Fund, John Hancock Global High Yield Fund, John Hancock Multi Sector Bond Fund and John Hancock Technical Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 22, 2011